iParty Corp. Reports Increased Sales in October 2008

Dedham, MA, November 6, 2008/PR Newswire-First Call/ — iParty Corp. (AMEX:IPT), a party goods retailer that operates 50 iParty retail stores, today reported sales results for the calendar month and year, and for the fiscal month and year, ended October, 2008. iParty is reporting its October sales results to provide investors with information regarding the Halloween season, which is its single most important selling season.

For the thirty-one day calendar month of October, sales at comparable stores increased 0.6% compared to the same period in 2007. Total company sales were approximately $17.48 million, a 3.4% increase compared to $16.91 million for the same period in 2007.

For the five week fiscal month of October, which ended on November 1st, sales at comparable stores increased 1.1% compared to fiscal October 2007. Total company sales increased by 3.9% for the fiscal month compared to the same period in 2007. The increase in total company sales for the calendar and fiscal months of October included the impact of two stores opened and two stores closed in January 2008, as well as the impact of two temporary Halloween stores opened in mid-September 2008.

For the calendar year 2008 through October, sales at comparable stores decreased 1.4% compared to the same period in 2007. Total company sales were approximately $71.20 million, a 0.5% increase compared to $70.87 million for the same period in 2007.

For the forty-four week period through fiscal October, which ended on November 1st, sales at comparable stores decreased 1.1% compared to the same period in 2007. Total company sales increased by 0.7% for the fiscal year-to-date period compared to the same period in 2007. The increase in total company sales for the calendar and fiscal year-to-date periods through October included the impact of two stores opened and two stores closed in January 2008, as well as the impact of two temporary Halloween stores opened in mid-September 2008.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "In a difficult retail environment we are pleased to have realized a modest increase in sales for the most important month in our fiscal year. We were very satisfied with the performance of our two temporary stores, which we branded “iParty Halloween,” and currently plan to open more of them next year. We are also happy with the sales in our two recently acquired Rhode Island stores. Despite the challenging economy, we view our October sales results as evidence that consumers are looking for inexpensive ways to celebrate occasions and have fun. We believe that this may ultimately soften the impact on our business of the predicted recession in the U.S. economy.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region; the successful implementation of our growth and marketing strategies; our ability to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; our relationships with our third party suppliers; our inventory management system; and the availability of retail store space on reasonable lease terms. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT: iParty Corp.
David Robertson, 781-355-3770
drobertson@iparty.com